Exhibit 99.1
Independent Auditors’ Report
The Board of Directors
CPA Global Group Holdings Limited:

We have audited the accompanying consolidated financial statements of CPA Global Group Holdings Limited and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgement, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CPA Global Group Holdings Limited and its subsidiaries as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

KPMG LLP
London, United Kingdom
22 October 2020

CPA GLOBAL GROUP HOLDINGS LIMITED
Consolidated Balance Sheets
(In £ thousands, except share data)

	As of December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	87,286	43,193
Restricted cash	2,732	3,112
Accounts receivable, net of allowance for doubtful accounts of £3,321 and £5,285 at December 31, 2019 and 2018, respectively	302,424	251,343
Related party receivables	137,664	23,464
Prepaid expenses	13,038	6,915
Costs to acquire contracts	2,235	1,985
Other current assets	23,434	15,499
Total current assets	568,813	345,511
Property, plant and equipment	11,060	8,460
Other intangible assets	526,502	239,377
Goodwill	901,385	420,809
Other non-current assets	2,318	2,226
Deferred income taxes	11,196	5,518
Costs to acquire contracts	20,842	18,868
Operating lease right-of-use assets	27,299	22,314
Total assets	2,069,415	1,063,083
Liabilities and Shareholder's Equity
Current liabilities
Accounts payable	45,598	40,690
Related party payables	61,605	—
Accrued expenses and other current liabilities	96,258	43,658
Deferred revenues	200,572	194,306
Current portion of operating lease liability	6,873	6,023
Current portion of long-term debt	—	352
Related party loan	168,202	—
Total current liabilities	579,108	285,029
Other non-current liabilities	9,217	8,197
Deferred income taxes	106,476	29,033
Operating lease liabilities	20,800	16,461
Total liabilities	715,601	338,720
Shareholder's equity:
Ordinary shares, £0.1 par value; 5,008,355 shares authorized at December 31, 2019 and 2018; 5,008,285 and 5,008,283 shares issued and outstanding at December 31, 2019 and 2018, respectively;	1,448,042	887,324
Accumulated other comprehensive loss	(7,820)	(4,196)
Accumulated deficit	(86,408)	(158,765)
Total shareholder's equity	1,353,814	724,363
Total Liabilities and Shareholder's Equity	2,069,415	1,063,083

The notes on pages 9 to 39 are an integral part of these consolidated financial statements.

CPA GLOBAL GROUP HOLDINGS LIMITED
Consolidated Statements of Operations
(In £ thousands)

	Year ended December 31,
	2019	2018
Revenues	424,881	345,365

Operating costs and expenses:
Cost of revenues, excluding depreciation and amortization	(141,077)	(103,036)
Selling, general and administrative costs, excluding depreciation and amortization	(103,974)	(82,902)
Depreciation	(3,019)	(2,406)
Amortization	(54,596)	(38,935)
Transaction expenses	(9,045)	(97,608)
Transition, integration and other related expenses	(6,995)	(1,002)
Restructuring	(2,137)	(9,705)
Legal settlement	(4,322)	(466)
Other operating (expense) income, net	(11,858)	21,131
Total operating expenses	(337,023)	(314,929)
Income from operations	87,858	30,436
Related party interest expense	(5,736)	(2,323)
Interest expense	(3,615)	(3,635)
Income before income tax	78,507	24,478
Provision for income taxes	(6,150)	(9,148)
Net income	72,357	15,330

The notes on pages 9 to 39 are an integral part of these consolidated financial statements.

CPA GLOBAL GROUP HOLDINGS LIMITED
Consolidated Statements of Comprehensive Income
(In £ thousands)

	Year ended December 31,
	2019	2018
Net income	72,357	15,330
Other comprehensive (loss), net of tax:
Foreign currency translation adjustment	(3,624)	(814)
Total other comprehensive (loss)	(3,624)	(814)
Comprehensive income	68,733	14,516

The notes on pages 9 to 39 are an integral part of these consolidated financial statements.

CPA GLOBAL GROUP HOLDINGS LIMITED
Consolidated Statements of Changes in Equity
(In £ thousands)

	Ordinary shares
	Shares	Amount	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Shareholder’s Equity
Balance as at January 1, 2018	5,008,280	4,100	(3,382)	(174,095)	(173,377)
Net income	—	—	—	15,330	15,330
Foreign currency translation	—	—	(814)	—	(814)
Issue of Ordinary Shares	3	883,224	—	—	883,224
Balance as at December 31, 2018	5,008,283	887,324	(4,196)	(158,765)	724,363

Balance as at January 1, 2019	5,008,283	887,324	(4,196)	(158,765)	724,363
Net income	—	—	—	72,357	72,357
Foreign currency translation	—	—	(3,624)	—	(3,624)
Issue of Ordinary Shares	2	560,718	—	—	560,718
Balance as at December 31, 2019	5,008,285	1,448,042	(7,820)	(86,408)	1,353,814

The notes on pages 9 to 39 are an integral part of these consolidated financial statements.

CPA GLOBAL GROUP HOLDINGS LIMITED
Consolidated Statements of Cash Flows
(In £ thousands)

	Year ended December 31,
	2019	2018
Cash flows from operating activities
Net income	72,357	15,330
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57,615	41,341
Provision for bad debt expense	2,463	1,472
Loss/(Gain) on sale of investment	141	(1,355)
Benefit (provision) for Deferred taxes	(1,831)	2,846
Interest expense	9,351	5,957
Write off of related party receivables	—	87,903
Other	8,891	(20,005)
Changes in operating assets and liabilities:
Accounts receivable	(24,889)	3,378
Prepaid expenses	(1,412)	372
Other assets	(1,997)	(12,977)
Accounts payable	(8,449)	655
Accrued expenses and other current liabilities	26,735	1,809
Related Parties	(55,048)	(84,459)
Income taxes payable	(118)	2,792
Deferred revenues	(3,035)	(4,893)
Operating lease liabilities	(6,898)	(5,998)
Other liabilities	(3,548)	(3,573)
Net cash provided by operating activities	70,328	30,595
Cash flows from investing activities
Capital expenditures	(3,857)	(2,801)
Acquisitions, net of cash acquired	20,824	(56,892)
Acquisition of intangibles	(39,245)	(32,686)
Proceeds from sale of investment	(367)	1,215
Net cash (used in) investing activities	(22,645)	(91,164)
Cash flows from financing activities
Principal payments on term loan	(352)	(3,830)
Proceeds from issue of shares	—	89,205
Net cash (used in) provided by financing activities	(352)	85,375
Effects of exchange rates	(3,618)	2,174
Net increase in cash and cash equivalents, and restricted cash	43,713	26,980
Beginning of period:
Cash and cash equivalents	43,193	15,714
Restricted cash	3,112	3,611
Total cash and cash equivalents, and restricted cash, beginning of period	46,305	19,325
Cash and cash equivalents at the end of the year	90,018	46,305

CPA GLOBAL GROUP HOLDINGS LIMITED
Consolidated Statements of Cash Flows
(In £ thousands)

	Year ended December 31,
	2019	2018
End of period:
Cash and cash equivalents	87,286	43,193
Restricted cash	2,732	3,112
Total cash and cash equivalents, and restricted cash, end of period	90,018	46,305
Supplemental Cash Flow Information
Cash paid for interest	3,548	3,573
Cash paid for income tax	8,099	3,510
Shares issued in lieu of net assets acquired/ related parties balances	539,892	794,019
Related party loan obtained as part of ipan/Delegate acquisition	164,523	—

The notes on pages 9 to 39 are an integral part of these consolidated financial statements.

CPA GLOBAL GROUP HOLDINGS LIMITED
Notes to the Consolidated Financial Statements
(In £ thousands)

1 Nature of Business and Basis of Presentation
Nature of Business

CPA Global Group Holdings Limited (“CPA Global,” “Company,” “we,” “us,” or “our”) was incorporated in Jersey, Channel Islands on November 13, 2009 under the Companies (Jersey) Law 1991 (as amended). The Company’s registered office is at Liberation House, Castle Street, St Helier Jersey JE1 1BL. The Company’s principal activities include renewal and validation of intellectual property (“IP”) rights on behalf of customers, the development and provision of IP management software, patent searching, IP filing, prosecution support, and trademark watching. The Company has market leading positions across most of its core markets namely: Renewals; IP Software; Search and IP Analytics, located primarily in Europe, North America, Asia and
Australia.

The Company serves approximately ten thousand customers in multiple industries, and our revenue is not concentrated with any single customer or industry. For each of the years ended December 31, 2019 and 2018, no single customer accounted for more than 8% of our revenue, and our largest ten customers accounted for less than 20% of our revenue in aggregate.

Basis of Presentation

The consolidated financial statements and accompanying notes have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America (“U.S.GAAP”). These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated.

Subsidiaries are entities over which the Company has control, where control is defined as the power to govern financial and operating policies. Generally, the Company has a shareholding of more than 50% of the voting rights in its subsidiaries. The effect of potential voting rights that are currently exercisable are considered when assessing whether control exists. Subsidiaries are fully consolidated from the date control is transferred to the Company, and are de-consolidated from the date control ceases. The pound sterling (GBP) is the Company’s reporting currency. As such, the financial statements are reported on a pound sterling (GBP) basis.

Risks and Uncertainties

In March 2020, the World Health Organization characterized COVID-19 as a pandemic. The rapid spread of COVID-19 and the continuously evolving responses to combat it have had an increasingly negative impact on the global economy. In view of the rapidly changing business environment, market volatility and heightened degree of uncertainty resulting from COVID-19, we are currently unable to fully determine its future impact on our business. However, we continue to assess the potential effect on our financial position, results of operations, and cash flows. If the global pandemic continues to evolve into a prolonged crisis, the effects could have an adverse impact on the Company's results of operations, financial condition and cash flows. No assets or liabilities have been identified that have been materially impacted by the outbreak of COVID-19 at the date of financial statements.

CPA GLOBAL GROUP HOLDINGS LIMITED
Notes to the Consolidated Financial Statements
(In £ thousands)
2 Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. These relate to the allowance for doubtful accounts, valuation of goodwill and other identifiable intangible assets, income taxes, financial instruments, assumptions in goodwill impairment testing, incremental borrowing rate to measure the present value of lease payments, amortization period of capitalized sales commissions, expected period for management of notifications, and valuation of the annuitants liability. The most important of these estimates, which are subject to significant judgements and assumptions, include valuation of goodwill and other identifiable intangible assets and assumptions in goodwill impairment testing. Estimates are based on past experience and other considerations reasonable under the circumstances. Actual results may differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand, deposits held at call with banks and other short-term highly liquid investments with original maturities of three months or less, that are readily convertible to a known amount of cash and which are subject to an insignificant risk of change in value.

Restricted Cash

As of December 31, 2019 and 2018, the Company held £2,732 and £3,112 of restricted cash primarily related to deposits held with patent offices and on behalf of certain customers to make payment to their vendors.

Accounts Receivable, net

Accounts receivable are comprised of amounts due from the Company’s customers for services performed in the ordinary course of business. Accounts receivable are recorded at the invoiced amount and do not bear interest. Collections of accounts receivable are included in cash and cash equivalents, provided by operating activities in the Consolidated Statements of Cash Flows. The carrying amount of accounts receivable is reduced by an allowance for doubtful accounts, which reflects management’s best estimates of accounts that will not be collected. When determining collectability of specific customer accounts, a number of factors are evaluated, including: customer creditworthiness, past transaction history with the customer and changes in customer payment terms or practices. In addition, overall historical collection experience, current economic industry trends and a review of the current status of accounts receivable are considered when determining the required allowance for doubtful accounts. The Company has an allowance for doubtful accounts of £3,321 and £5,285 recorded at December 31, 2019 and 2018 which has been netted off on the Consolidated Balance Sheets. The current year expense to adjust the allowance for doubtful accounts is recorded within selling, general and administrative expenses in the Consolidated Statements of Operations.

Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. Write-offs for 2019 and 2018 approximated £4,665 and £1,393, respectively. The Company does not have any off-balance-sheet credit exposure related to its customers.

Property, Plant, and Equipment

Property, plant, and equipment (“PP&E”), is carried at cost less accumulated depreciation. PP&E is depreciated using the straight-line method over the respective estimated useful lives of assets or, in the case of leasehold improvements, over the period of the lease or useful life of the asset, whichever is shorter, as described below. The Company periodically review these estimated useful lives and, when appropriate, changes are made prospectively. Repair and maintenance costs are expensed as incurred. The cost and related accumulated depreciation of sold or retired assets are removed from the accounts and any gain or loss is included within Net income (loss) from operations in the Consolidated Statements of Operations.

CPA GLOBAL GROUP HOLDINGS LIMITED
Notes to the Consolidated Financial Statements
(In £ thousands)
The estimated useful lives are as follows:

Asset Class	Years
Leasehold improvements	Shorter of the lease term or estimated useful life
Furniture and equipment	5-10
Computer equipment	5
Other tangible assets	5

Computer Software

Development costs that are directly attributable to the development of computer software products controlled by the Company are capitalized once a project has progressed beyond a conceptual, preliminary stage to that of the application development stage. Costs of significant improvements on existing software for internal use, both internally developed and purchased, are also capitalized. Costs related to the preliminary project stage, data conversion, and post-implementation/operation stage of an internal use software development project are expensed as incurred.

Capitalized costs are amortized on a straight-line bases over a period of five years from the date at which the software is ready for use. The capitalized amounts, net of accumulated amortization, are included in Other intangible assets, in the Consolidated Balance Sheets. The cost and related amortization of sold or retired assets are removed from the accounts and any gain or loss is included within Income from operations within the Consolidated Statements of Operations.

Identifiable Intangible Assets

Intangible assets acquired through business combinations are measured at fair value at the date of acquisition and subsequently carried at cost less accumulated amortization computed on straight-line basis over the estimated useful economic life as stated below. Useful lives are reviewed at the end of each reporting period and adjusted if appropriate. Fully amortized assets are retained at cost and accumulated amortization accounts until such assets are derecognized.

Asset Class	Years
Customer relationships	12-23
Software Algorithms	9
Internal use software	5-10
Trade name	4-25
Reporting/Analysis Software	6
Proprietary Software	5
Software	6-9

Impairment of Long-lived Assets

The Company evaluates long-lived assets, including computer hardware and other property, computer software, and finite-lived intangible assets, for impairment when facts or circumstances indicate the carrying amount of an asset or asset group may not be recoverable. If impairment indicators are present and the estimated future undiscounted cash flows are less than the carrying value of the assets, the carrying values are reduced to the estimated fair value. Fair values are determined based on quoted market values, discounted cash flows or external appraisals, as applicable. There were no impairments recorded for the years ended December 31, 2019 and 2018.

Impairment of Goodwill

Goodwill is measured at the acquisition date as the fair value of the consideration transferred less the net recognised amount (which is the fair value) of the identifiable assets acquired and liabilities assumed. Goodwill is not amortized, but instead tested for impairment annually or whenever events and circumstances indicate an impairment may have occurred

CPA GLOBAL GROUP HOLDINGS LIMITED
Notes to the Consolidated Financial Statements
(In £ thousands)
during the year. Among the factors that could trigger an impairment review are a reporting unit’s operating results significantly declining relative to its operating plan or historical performance, and competitive pressures and changes in the general markets in which it operates. The Company evaluates goodwill for impairment annually in the third quarter.

All goodwill is assigned to a reporting unit, which is defined as the operating segment, or one level below the operating segment. The Company has 2 reporting units with goodwill that are assessed for potential impairment.

The Company has the option to first assess qualitative factors to determine whether events or circumstances indicate it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, in which case a quantitative impairment test is not required. The quantitative goodwill impairment test is performed using a two-step process. The first step of the process is to compare the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not impaired, and the second step of the quantitative impairment test is not required. The second step of the quantitative goodwill impairment test compares the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. An impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value.

The Company’s annual qualitative goodwill impairment assessment as of December 31, 2019 and 2018 indicated that it was more likely than not that the fair value of its reporting unit exceeded the carrying amount.

Other Current and Non-current Assets and Liabilities

The Company defines current assets and liabilities as those from which it will benefit from or which it has an obligation for within one year that do not otherwise classify as assets or liabilities separately reported on the Consolidated Balance Sheets. Other non-current assets and liabilities are expected to benefit the Company or cause its obligation beyond one year. The Company classifies the current portion of long-term assets and liabilities as current assets or liabilities.

Other assets include investment at cost, accrued income, staff advances, security deposits, VAT receivable, derivative financial instruments assets. Other liabilities includes employee benefits obligations and payable to annuitants.

Leases

The Company determines if an arrangement is a lease at inception. The Company recognizes a right-of-use (“ROU”) asset and a lease liability based on the present value of future lease payments over the lease term at commencement date. ROU assets represent right to use an underlying asset for the lease term and lease liabilities represent obligations to make lease payments arising from the lease.

If an implicit rate is not provided in a lease, we use our incremental borrowing rate based on the information available at commencement date in determining the present value of future payments. The operating lease ROU asset includes any lease payments made and initial direct costs and excludes lease incentives.

Operating leases are included in Operating lease right-of-use assets, Current portion of operating lease liability, and Operating lease liabilities on our Consolidated Balance Sheets.

Accounts Payable and Accruals

Accounts payable and accruals are obligations to pay for goods or services that have been acquired in the ordinary course of business. Accounts payable and accruals are recognized initially at their settlement value and are classified as current liabilities if payment is due within one year or less.

Debt

Debt is recognized initially at par value, net of any applicable discounts or financing costs. Debt is subsequently stated at amortized cost with any difference between the proceeds (net of transactions costs) and the redemption value recognized in the Consolidated Statements of Operations over the term of the debt using the effective interest method. Interest on indebtedness is expensed as incurred.

CPA GLOBAL GROUP HOLDINGS LIMITED
Notes to the Consolidated Financial Statements
(In £ thousands)
Debt is classified as a current liability when due within 12 months after the end of the reporting period.

Financial Instruments

The Company recognizes all derivative instruments on the balance sheet at fair value. The impact on earnings from recognizing the fair values of these instruments depends on their intended use, their hedge designation and their effectiveness in offsetting changes in the fair values of the exposures they are hedging. Derivatives not designated as hedging instruments are adjusted to fair value through income. Depending on the nature of derivatives designated as hedging instruments, changes in the fair value are either offset against the change in fair value of the hedged assets, liabilities or firm commitments through earnings or recognized in shareholders’ equity through other comprehensive income until the hedged item is recognized. Gains or losses, if any, related to the ineffective portion of any hedge are recognized through earnings in the current period.

As of December 31, 2019 and 2018, the Company’s derivative financial instruments consist of foreign currency forward contracts (“forward contracts”) that are not designated as hedging instruments. Derivative financial instruments were neither held nor issued by the Company for trading purposes.

Business Combinations

The Company uses the acquisition method of accounting, which requires separate recognition of assets acquired and liabilities assumed from goodwill, at the acquisition date fair values. During the measurement period, which may be up to one year from the acquisition date, the Company has the ability to record adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded in the Consolidated Statements of Operations.

Transaction costs, other than those associated with the issuance of debt or equity securities incurred in connection with a business combination, are expensed as incurred and included in Transaction expenses in the Consolidated Statements of Operations.

Revenue Recognition

The Company’s derives revenue by providing services including renewal and validation of intellectual property (“IP”) rights on behalf of customers, the development and provision of IP management software, patent searching, IP filing, prosecution support, and trademark watching. The Company recognizes revenue when control of these services are transferred to the customer for an amount, referred to as the transaction price, that reflects the consideration to which the Company is expected to be entitled in exchange for those goods or services. The Company determines revenue recognition utilizing the following five steps: (1) identification of the contract with a customer, (2) identification of the performance obligations in the contract (promised goods or services that are distinct), (3) determination of the transaction price, (4) allocation of the transaction price to the performance obligations, and (5) recognition of revenue when, or as, the Company transfers control of the product or service for each performance obligation. Revenue is recognized net of discounts and rebates, as well as value added and other sales taxes.

Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenue, depending on whether the revenue recognition criteria have been met. We primarily bill and collect payments from customers for our services in advance on a monthly and annual basis.

The Company disaggregates revenue based on the nature of services being provided as described below.

IP Transaction Processing

The revenue from IP Transaction Processing consists of patent and trademark renewals. These services consist of gathering all necessary data and information, preparing the renewal applications, and submitting payment to the patent and trademark office (“PTO”) in the relevant country on behalf of the IP holders. The Company has determined there is one performance obligation relating to the provision of the service, which includes compiling the necessary data and submitting the renewal application, as well as facilitating the payment from the customer to the PTO, hereinafter

CPA GLOBAL GROUP HOLDINGS LIMITED
Notes to the Consolidated Financial Statements
(In £ thousands)
referred to as “renewal preparation”. Revenue is recognized once the provision of the service is complete and this point is reached when the PTO receives the payment and documentation to renew the patent or trademark.

The Company evaluated whether these services have been provided in the capacity as principal or agent and on the basis of the following factors concluded the Company is acting as a Principal:
(a) The Company is responsible for compiling the necessary data and submitting the renewal application, as well as facilitating the payment from the customer to the PTO. In doing this, the Company’s performance obligation does not include legally renewing the IP, but instead facilitating that process, but the ultimate responsibility for legally renewing the IP rests with PTO;
(b) The Company has latitude in establishing pricing for its services.
The PTO fees and any taxes collected from customers are deemed fees collected on behalf of third parties, and therefore revenue from renewals services is recognized net of these fees.

Revenue is recognized upon transfer of control of the promised service to customers (i.e., at the time the renewal paperwork and payment are submitted to the PTO) because at that point the Company has a right to payment and the risks and rewards associated with the Renewal Preparation service are transferred to the customer, coupled with the fact customer acceptance is deemed a formality that does not impact the timing of transfer of control.

IP Software

The Company provides a suite of software packages and solutions designed for customers to manage their own IP, using a single IP Management Software (“IPMS”) platform. All software products are delivered to the customers in one of two ways (i) On-premise the software is purchased by the customer and installed directly onto the customer’s own operating systems and (ii) Software-as-a-Service (“SaaS”) - software is hosted centrally on a cloud-based system and usage is licensed on an annual subscription fee basis.

IP software contracts with customers often include a number of other services such as implementation support, installation, data migration, training to help customers deploy and use products more efficiently, upgrades released over the contract period and after sales support.
On-premise licenses are considered distinct performance obligations when sold with other services in the contract and revenue is recognized upfront at the point in time when the software is made available to the customer. The transaction price is a fixed price and is the standard selling price as per the contract with the customer.
Cases where software is sold both i) on-premise basis and ii) subscription basis, the cloud based hosted services and post-sales support and maintenance are considered as one performance obligation distinct from other services in the contract. Revenue is recognized on a straight-line basis over the period of contract as customers simultaneously consume and receive benefits, given that distinct performance obligations are satisfied over time.

IP Services

This includes services related to (i) on-premise software installation, (ii) post-sales software support services, (iii) keeping software updated for any changes in laws (i.e., law update service), (iv) docketing, (v) search and examination services provided to various PTOs. Revenue from IP services is recognized over the period of the contract as and when the service is provided. The transaction price is a fixed price and is the standard selling price as per the contract with the customer.

Validation

This involves services related to;

(i) registration of a patent granted in Europe, to various individual countries where it will ultimately be enforceable;
(ii) translation of documents to be submitted to a PTO in local language;
(iii) registration of address with PTO, for all future notifications to be received on behalf of the IP holder; and
(iv) management of notifications on behalf of the IP holder over the lifetime of the patent.

CPA GLOBAL GROUP HOLDINGS LIMITED
Notes to the Consolidated Financial Statements
(In £ thousands)
The Company has determined each of the above services performed represent separate performance obligations. Revenue is recognized once the provision of the service is complete and this point is reached when a purchase invoice is received from the agent for (i) and (ii) above, when registration with the PTO gets completed for (iii) above. With respect to management of notifications, revenue is recognized over the lifetime of the patent on a straight-line basis.

The Company allocates the transaction price to each performance obligation based on the best estimate of the standalone selling price of each distinct good or service in the contract. The transaction price in the contract is allocated at contract inception to the distinct good or service underlying each performance obligation in proportion to the standalone selling price. The standalone selling prices are based on the Company’s normal pricing practices when sold separately with consideration of market conditions and other factors, including customer demographics and geographic location. Discounts applied to the contract will be allocated based on the same proportion of standalone selling prices.

Based on the factors described above in IP Transaction Processing, it has been concluded the Company acts as a Principal in these arrangements.

Revenue from validation services is recognized net of official fees collected from customers for remittance to the PTO and any taxes collected from customers, which are subsequently remitted to governmental authorities.

Significant Financing Components

The Company does not have any contracts where the period between the transfer of the promised goods or services to the customer and payment by the customer exceeds one year. As such, the Company does not adjust any of the transaction prices for the time value of money.

The Company’s standard billing terms are that payment is due upon receipt of invoice, payable within 30 days. Invoices are generally issued as control transfers and / or services are rendered

Cost to acquire contracts

Commission costs represents costs to obtain a contract and are considered contract assets. The Company pays commission to sales representatives for on-boarding new customers and in some cases for incremental sales to existing customers based on a pre-agreed sales commission policy. The sales commission paid are incremental costs of obtaining the contract and are recoverable from customers.
The costs are amortized to Selling, general and administrative expenses within the Consolidated Statements of Operations. The amortisation period is between 12-19 years based on the estimated length of the customer relationship.

Variable Consideration

In some cases, contracts provide for variable consideration that is contingent upon the occurrence of uncertain future events, such as volume-based discounts. Variable consideration is estimated at the expected value or at the most likely amount depending on the type of consideration. Estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. The estimate of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of its anticipated performance and all information (historical, current, and forecasted) that is reasonably available to the Company.

Significant Judgements

Significant judgements and estimates are necessary for the allocation of the transaction price from an arrangement to the multiple performance obligations and the appropriate timing of revenue recognition. Our contracts with customers often include promises to transfer multiple products and services to a customer. Determining whether products and services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgement. Determining a standalone selling price that may not be directly observable amongst all the products and performance obligations requires judgement.

CPA GLOBAL GROUP HOLDINGS LIMITED
Notes to the Consolidated Financial Statements
(In £ thousands)
When multiple performance obligations exist in a single contract, the transaction price is allocated to each performance obligation based on the standalone selling price of each performance obligation. The Company utilizes its standard price lists to determine the standalone selling price based on the product and country.

The Company allocates the transaction price to each performance obligation based on the best estimate of the standalone selling price of each distinct good or service in the contract. The transaction price in the contract is allocated at contract inception to the distinct good or service underlying each performance obligation in proportion to the standalone selling price.

The standalone selling prices are based on the Company’s normal pricing practices when sold separately with consideration of market conditions and other factors, including customer demographics and geographic location. Discounts applied to the contract will be allocated based on the same proportion of standalone selling prices.

Deferred Revenue

Deferred revenue represents amounts invoiced to clients, when the performance obligation is not yet satisfied. Where services are provided on a subscription basis, deferred revenue represents the period remaining on unexpired subscription agreements.

Share-based Compensation

The Company launched a Phantom share plan (“PSP”), on March 16, 2019 (grant date). At the grant date, the awards were measured at fair value, using a Monte-Carlo simulation model. The awards entitle employees to a cash payment upon the achievement of certain performance conditions. The Company assesses the probability of performance-based vesting conditions at each reporting date and adjusts compensation costs based on its probability assessment. No compensation costs has been recognized for these awards as of December 31, 2019 because the Company did not consider achievement of the performance condition probable. The awards will expire at the end of seven years after the grant date.

Restructuring costs

The Company calculates severance obligations based on its standard customary practices. Accordingly, the Company records provisions for severance when probable and estimable and the Company has committed to the restructuring plan. In the absence of a standard customary practice or established local practice, liabilities for severance are recognized when incurred. If fixed assets are to be disposed of as a result of the Company’s restructuring efforts, the assets are written off when the Company commits to dispose of them and they are no longer in use. Depreciation is accelerated on fixed assets for the period of time the asset continues to be used until the asset ceases to be used. Other restructuring costs, including costs to relocate equipment, are generally recorded as the cost is incurred or the service is provided.

Foreign Currency Translation

The reporting currency of the Company is the pound sterling. The functional currency of the Company’s subsidiaries is generally the local currency of such entity. Transactions in currencies other than the functional currency of the entity are recorded at the rates of exchange prevailing at the date of the transaction. Monetary assets and liabilities in currencies other than the entity’s functional currency are remeasured at the exchange rate as of the balance sheet date to the entity’s functional currency.

Foreign currency transaction gains and losses are recorded in Other operating income (expense), net in the Consolidated Statements of Operations. The Company recorded such foreign currency transaction net gains (losses) of (£12,442) and £20,202 during the years ended December 31, 2019 and 2018.

Upon consolidation, the results of operations of subsidiaries whose functional currency is other than the reporting currency of the Company are translated using average exchange rates in effect during each year. Assets and liabilities of operations with a functional currency other than the pound sterling are translated at the exchange rate as of the balance

CPA GLOBAL GROUP HOLDINGS LIMITED
Notes to the Consolidated Financial Statements
(In £ thousands)
sheet date, while equity balances are translated at historical rates. Translation gains and losses are reported in accumulated other comprehensive income (loss) as a component of shareholder's equity.

Income Taxes

The Company uses the asset and liability method to account for income taxes. Deferred income taxes reflect the future tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts at each balance sheet date, based upon enacted income tax laws and tax rates. Income tax expense or benefit is provided based on earnings reported in the financial statements. The provision for income tax expense or benefit differs from the amounts of income taxes currently payable because certain items of income and expense included in the consolidated financial statements are recognized in different time periods by taxing authorities.

Deferred tax assets, including operating loss, capital loss and tax credit carry forwards, are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that any portion of these tax attributes will not be realized. In addition, from time to time, management must assess the need to accrue or disclose uncertain tax positions for proposed adjustments from various tax authorities who regularly audit the Company in the normal course of business. In making these assessments, management must often analyze complex tax laws of multiple jurisdictions. Accounting guidance prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The Company records the related interest expense and penalties, if any, as tax expense in the tax provision. See Note 12, "Income Taxes," for more information.

Defined Contribution Plan

The Company maintains a defined contribution plan whereby the Company pays contributions to publicly or privately administered pension insurance plans on a mandatory, contractual, or voluntary basis. The Company has no further payment obligations once the contributions have been paid. Total expense related to defined contribution plans was £13,377 and £9,780 for the year ended December 31, 2019 and 2018 respectively, which approximates the cash outlays related to the plans.

Annuities

The Company has agreed to pay annuities to a number of the former partners of one of the Company’s predecessors. All annuitants are entitled to annuity payments for life and in some cases, the annuity is payable for life to the annuitant’s spouse, after the death of the annuitant. Annuity payments are paid quarterly either at a fixed amount or increased annually in line with the Retail Prices Index for the 12-month year to the previous July. These obligations are valued annually by an independent qualified actuary and are included as a liability on the balance sheet.

Newly Adopted Accounting Standards

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers: Topic 606 (ASU 2014-09), to supersede nearly all existing revenue recognition guidance under GAAP. The core principle of ASU 2014-09 is to recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgement and estimates may be required within the revenue recognition process than required under existing GAAP, including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation.

This guidance is effective for annual reporting periods beginning after December 15, 2017 including interim reporting periods within that reporting period and allows for either full retrospective or modified retrospective application. Early adoption is permitted. The Company early adopted ASU 2014-09 with the date of initial application as August 1, 2017 ahead of its mandatory application date as January 1, 2018. The Company applied the standard using the retrospective approach.

CPA GLOBAL GROUP HOLDINGS LIMITED
Notes to the Consolidated Financial Statements
(In £ thousands)
In February 2016, the FASB issued new guidance, Accounting Standard Update (“ASU”) 2016-02, related to leases (Topic 842) in which lessees are required to recognize assets and liabilities on the balance sheet for leases having a term of more than 12 months. Recognition of these lease assets and lease liabilities represents a change from previous U.S. GAAP, which did not require lease assets and lease liabilities to be recognized for operating leases. Qualitative disclosures along with specific quantitative disclosures are required to provide enough information to supplement the amounts recorded in the financial statements so that users can understand more about the nature of an entity’s leasing activities.

The provisions of ASU 2016-02 are effective for the Company’s fiscal year beginning January 1, 2019, including interim periods within that fiscal year. However, the Company early adopted the standard and applied the transition provision as of 1 January 2018. Where applicable, the Company recognized a cumulative-effect adjustment to the opening balance of retained earnings in the period of early adoption, January 1, 2018.

The Company also elected the package of practical expedients included in this guidance, which allows it to not reassess whether any expired or existing contracts contain leases, the lease classification for any expired or existing leases, and the initial direct costs for existing leases. The Company does not recognize short-term leases on its Consolidated Balance Sheet, and recognizes those lease payments in Selling, general and administrative costs, excluding depreciation and amortization on the Consolidated Statements of Operations on a straight-line basis over the lease term.

The standard had a material impact on our Consolidated Balance Sheet and Consolidated Statement of Cash flows, but did not have an impact on our Consolidated Statement of Operations. The most significant impact was the recognition of ROU assets and lease liabilities for operating leases.

In August 2016, the FASB issued ASU 2016-15: Classification of Certain Cash Receipts and Cash Payments, which is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows and addresses eight specific cash flow issues. The Company adopted ASU 2016-15 effective January 1, 2018, and there was no material impact on the Company’s Consolidated Statements of Cash Flows upon adoption.

In January 2017, the FASB issued ASU 2017-01: Clarifying the Definition of a Business. The objective of the update was to add guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The Company adopted ASU 2017-01 effective January 1, 2018 and there was no material impact upon adoption.

In February 2018, the FASB issued guidance, ASU 2018-02, which allows companies to reclassify the tax effects stranded in Accumulated Other Comprehensive Income resulting from The Tax Cuts and Jobs Act to retained earnings. The guidance is effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The amendments in this Update should be applied either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Cuts and Jobs Act is recognized. Early adoption is permitted, including adoption in any interim period. The Company elected to adopt the standard effective December 31, 2018. The standard did not have a material impact on the consolidated financial statements.

In February 2018, the FASB issued ASU 2018-03, “Technical Corrections and Improvements of Financial Instruments - Overall,” to make targeted improvements that addressed certain aspects of the recognition, measurement, presentation and disclosure of financial instruments. The targeted improvements address the discontinuation of, adjustments to and transition guidance for equity securities without a readily determinable fair value, forward contracts and purchased options, presentation requirements for certain fair value option liabilities and the measurement of changes in fair value option liabilities denominated in a foreign currency. The Company adopted this standard effective January 1, 2018. The adoption of this standard did not have an impact on the Company’s consolidated financial statements.

In June 2018, the FASB issued guidance, ASU 2018-07, Compensation - Stock Compensation, which simplifies the accounting for non employee share based payment transactions. The guidance is effective for all public business entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. This standard did not have a material impact on the Company’s consolidated financial statements.

CPA GLOBAL GROUP HOLDINGS LIMITED
Notes to the Consolidated Financial Statements
(In £ thousands)
In July 2018, the FASB issued guidance, ASU 2018-09, Codification Improvements, which clarifies guidance that may have been incorrectly or inconsistently applied by certain entities. The guidance is effective for all public business entities for fiscal years beginning after December 15, 2018. This standard did not have a material impact on the Company’s consolidated financial statements.

In July 2018, the FASB issued ASU 2018-11, Leases - Targeted Improvements, as an update to the previously issued guidance. This update added a transition option which allows for the recognition of a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption without recasting the financial statements in periods prior to adoption. The Company applied the amendments of this update as of the date of first application of ASU 2016-02 described above.

In March 2019, the FASB issued ASU 2019-01, Leases, as an update to the previously issued guidance. This update added a transition option which clarified the interim disclosure requirements as defined in ASC 250-10-50-3. The guidance is effective for all entities during the same period that ASU 2016-02 is adopted. The Company applied the amendments of this update as of the date of first application of ASU 2016-02 described above.

Accounting Standards Not Yet Adopted

In June 2016, the FASB issued ASU 2016-13: “Financial Instruments-Credit Losses” (Topic 326), the new guidance introduces the current expected credit loss (“CECL”) model, which requires organizations to record an allowance for credit losses for certain financial instruments and financial assets, including trade receivables, based on expected losses rather than incurred losses. Under this update, on initial recognition and at each reporting period, an entity will be required to recognize an allowance that reflects the entity’s current estimate of credit losses expected to be incurred over the life of the financial instrument. For public business entities that are U.S. Securities and Exchange Commission filers, the amendments in this Update are effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For all other public business entities, the amendments in this Update are effective for fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

In January 2017, the FASB issued ASU 2017-04: “Simplifying the Test for Goodwill Impairment”, which removes step 2 of the quantitative goodwill impairment test. Under the amended guidance, a goodwill impairment charge is recognized for the amount by which the carrying value of a reporting unit exceeds its fair value, not to exceed the carrying amount of goodwill. The guidance is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted for any impairment tests performed after January 1, 2017. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13: Fair Value Measurement- “Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement," (Topic 820). The updated guidance improves the disclosure requirements on fair value measurements. The updated guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. Early adoption is permitted for any removed or modified disclosures. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued guidance, ASU 2018-14, which modifies the disclosure requirements for employers that sponsor defined benefit pension or other post retirement plans. The guidance is effective for all entities for fiscal years beginning after December 15, 2020. Early adoption is permitted. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued guidance, ASU 2018-15 "Intangibles - Goodwill and Other - Internal-Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That is a Service Contract,", which aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal use software license). The accounting for the service element of a hosting arrangement that is a service contract is not affected. The guidance is effective for annual reporting periods beginning after December 15, 2019. Early adoption is permitted, including adoption in any

CPA GLOBAL GROUP HOLDINGS LIMITED
Notes to the Consolidated Financial Statements
(In £ thousands)
interim period. The Company is currently assessing the timing and impact of adopting ASU 2018-15 on the Company’s consolidated financial statements.

In April 2019, the FASB issued ASU 2019-04, Codification Improvements to Topic 326, which provides targeted improvements or clarification and correction to the ASU 2016-01 Financial Instruments Overall, ASU 2016-13 Financial Instruments Credit Losses, and ASU 2017-12 Derivatives and Hedging, accounting standards updates that were previously issued. The guidance is effective upon adoption of the related standards. The topics in this standard related to ASU 2016-01 and ASU 2017-12 did not have a material impact on the Company’s consolidated financial statements. The topics in this standard related to ASU 2016-03 are not expected to have a material impact on the Company’s consolidated financial statements.

In April 2019, the FASB issued ASU 2019-05, Financial Instruments - Credit Losses, which provides targeted transition relief to the accounting standards update previously issued as part of ASU 2016-13 Financial Instruments Credit Losses. The guidance is effective for all entities during the same period that ASU 2016-13 is adopted. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

In November 2019, the FASB issued ASU 2019-10, Credit Losses (Topic 326), Derivatives and Hedging (Topic 815), and Leases (Topic 842), which provides improvements or clarification and correction to the ASU 2016-02 Leases, ASU 2016-13 Financial Instruments Credit Losses, and ASU 2017-12 Derivatives and Hedging, accounting standards updates that were previously issued. The guidance is effective upon adoption of the related standards. The topics in this standard related to ASU 2016-02 and ASU 2017-12 did not have a material impact on the Company’s consolidated financial statements. The topics in this standard related to ASU 2016-03 are not expected to have a material impact on the Company’s consolidated financial statements.

In November 2019, the FASB issued ASU 2019-11, Codification Improvements to Topic 326, Financial Instruments - Credit Losses, which provides clarification to certain aspects of the accounting standards update previously issued as part of ASU 2016-13 Financial Instruments Credit Losses. The guidance is effective for all entities during the same period that ASU 2016-13 is adopted. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, which enhances and simplifies various aspects of the income tax accounting guidance, including requirements such as tax basis step-up in goodwill obtained in a transaction that is not a business combination, ownership changes in investments, and interim-period accounting for enacted changes in tax law. The guidance is effective for all entities for fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company is currently in the process of evaluating the impact of the adoption of this standard on its consolidated financial statements.

In January 2020, the FASB issued ASU 2020-01, clarifying the Interactions between Investments-Equity Securities (Topic 321), Investments-Equity Method and Joint Ventures (Topic 323) and Derivatives and Hedging (Topic 815). The amendments in this Update are effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years. The Company is currently in the process of evaluating the potential impact of the adoption of this standard.

In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform, which provide optional expedients and exceptions for applying GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The guidance is effective for all entities during the period March 12, 2020 through December 31, 2022. The Company is currently in the process of evaluating the potential impact of the adoption of this standard on its Interim Condensed Consolidated Financial Statements.

In August 2020, the FASB issued ASU 2020-06 Debt - Debt with Conversion and Other Options and Derivatives and Hedging - Contracts in Entity's Own Equity: Accounting for Convertible Instruments and Contracts in an Entity's Own Equity. The amendments in this Update are effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. The Company is currently in the process of evaluating the potential impact of the adoption of this standard.

CPA GLOBAL GROUP HOLDINGS LIMITED
Notes to the Consolidated Financial Statements
(In £ thousands)
3 Business Combinations

3(a) ipan/Delegate acquisition
On May 16, 2019, the Company, through its subsidiary CPA Global Management Services Limited, acquired 100% of the ownership interests in ipan/Delegate Group, a leading patent renewal and validation group, for purchase consideration of £560,718. The purchase consideration was satisfied by the Company’s ultimate parent company, Capri Acquisitions Topco Limited, in exchange for ordinary shares in the amount of £560,718 issued by the Company.
The acquisition is expected to benefit customers from both the Company and ipan/Delegate Group from the combined capabilities of both companies. This includes an expanded product range of software and tech-enabled services, more comprehensive data and analytical solutions that serve customer needs across a broader spectrum, and a broader geographical footprint, resulting in improved local service and support. The acquisition will significantly improve product integration and customer experience across the IP lifecycle.

The acquisition of ipan/Delegate Group was accounted for as a business combination in accordance with ASC 805, "Business Combinations," which required allocation of the purchase price to the estimated fair values of assets acquired and liabilities assumed in the transaction. The following is a summary of the final allocation of the purchase price:

Current assets
Cash and cash equivalents	21,267
Restricted cash	1,207
Accounts receivable	36,188
Prepaid expenses	4,921
Other current assets	4,286
Total current assets	67,869
Property, plant, and equipment	938
Other intangible assets	305,329
Other non-current assets	1,586
Deferred income taxes	4,701
Operating lease right-of-use assets	2,411
Total assets	382,834
Current liabilities
Accounts payable	13,551
Accrued expenses and other current liabilities	36,879
Deferred revenues	14,796
Current portion of long-term debt	164,523
Total current liabilities	229,749
Deferred income taxes	79,607
Operating lease liabilities	2,523
Total liabilities	311,879
Net assets	70,955
Purchase consideration	560,718
Goodwill on acquisition	489,763

CPA GLOBAL GROUP HOLDINGS LIMITED
Notes to the Consolidated Financial Statements
(In £ thousands)

Consideration satisfied by ultimate parent company:
Cash Payment	1,650
Vendor Loan Notes	24,691
Issue of Ordinary Shares	113,206
Issue of Preference Shares	421,171
Total	560,718

The goodwill on acquisition represents the future economic benefit expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce and expected future synergies. The goodwill is not tax deductible.

Acquisition related costs of £8,874 are included within Transaction expenses in the Consolidated Statement of Operations and within the cash flows from operating activities in the Consolidated Statement of Cash Flows.
The following table details the identifiable intangible assets acquired from ipan/Delegate Group, their fair values and estimated useful lives:

	Fair Value	Weighted Average Useful Economic life
Description of assets
Customer Relationships	283,800	21
Internal use software	11,788	5
Computer Programs and development expenditure	7,175	7
Trade Name	2,566	2
Total	305,329

The fair value measurement of tangible and intangible assets and liabilities were based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value measurement hierarchy. Level 3 fair market values were determined using a variety of information, including estimated future cash flows, appraisals and market comparables.

The acquired business contributed revenue of £53,374 and incurred a net loss after tax of £11,848 for the Company for the period from May 16, 2019 to December 31, 2019 .

Unaudited Pro Forma Information

Had the acquisition of ipan/Delegate occurred as of January 1, 2018, combined revenue and net income would have been £453,192 and £64,392, respectively, for the year ended December 31, 2019 and £406,225 and £(1,142), for the year ended December 31, 2018.

Pro forma adjustments to net income include acquisition accounting adjustments, including amortization and depreciation adjustments as a result of the fair value adjustments to property, plant, and equipment and acquired intangibles, and excludes acquisition related charges.

The unaudited pro forma results are not necessarily indicative of the actual results that would have occurred had the acquisition been in effect for the periods presented, nor is it intended to be projection of future results. For example, the unaudited pro forma results do not include the expected synergies from the transaction, not the related costs to achieve.

CPA GLOBAL GROUP HOLDINGS LIMITED
Notes to the Consolidated Financial Statements
(In £ thousands)

3(b) Master Data Centre Inc acquisition

On October 1, 2018, the Company, through its subsidiary CPA US Holdings, Inc., acquired 100% of the ownership interests in Master Data Centre Inc, a leading patent renewal company, for a total consideration of $99,589 (equivalent to £76,284). The USD borrowings utilised to satisfy the purchase consideration were raised by the Company's intermediate parent company, Capri Acquisitions Bidco Limited. The Company issued share capital to immediate parent company against the funds received.

The acquisition is expected to benefit customers from Master Data Centre from the Company’s combined capabilities: an expanded product range of software and tech-enabled services; more comprehensive data and analytics solutions that serve their needs across a broader spectrum; and a broader geographical footprint resulting in improved local service and support. The acquisition will significantly improve product integration and customer experience across the IP lifecycle.
The acquisition of Master Data Centre was accounted for as a business combination in accordance with ASC 805, "Business Combinations," which required allocation of the purchase price to the estimated fair values of assets acquired and liabilities assumed in the transaction. The following is a summary of the final allocation of the purchase price:

Current assets
Cash and cash equivalents	19,443
Accounts receivable	22,038
Prepaid expenses	576
Other current assets	133
Total current assets	42,190
Property, plant and equipment	102
Other intangible assets	30,640
Deferred income taxes	175
Total assets	73,107
Current liabilities
Accounts payable	31,775
Accrued expenses and other current liabilities	12,930
Deferred revenues	3,699
Total current liabilities	48,404
Deferred income taxes	8,273
Total liabilities	56,677
Net assets	16,430
Purchase consideration
Payment to former shareholders	52,232
Payment to former lenders	24,052
76,284
Goodwill on acquisition	59,854
Consideration satisfied by intermediate parent company:
Lien 1 USD borrowings	76,284

The goodwill on acquisition represents the future economic benefit expected to arise from other intangible assets acquired that do not qualify for separate recognition, including assembled workforce and expected future synergies. The goodwill is not tax deductible.

Acquisition related costs of £1,490 are included within Transaction expenses in the Consolidated Statement of Operations and within the cash flows from operating activities in the Consolidated Statement of Cash Flows.

CPA GLOBAL GROUP HOLDINGS LIMITED
Notes to the Consolidated Financial Statements
(In £ thousands)
The following table details the identifiable intangible assets acquired from MDC, their fair values and estimated useful lives:

Description of assets	Fair Value	Weighted Average Useful Economic life
Customer Relationships	21,754	17
Internal use software	7,890	5
Technology related	996	9
Total	30,640

The fair value measurement of tangible and intangible assets and liabilities were based on significant inputs not observable in the market and thus represent Level 3 measurements within the fair value measurement hierarchy. Level 3 fair market values were determined using a variety of information, including estimated future cash flows, appraisals and market comparables.
The acquired business contributed revenue of £5,423 and incurred net profit after tax of £827 to the Company for the year from October 1, 2018 to December 31, 2018.

Unaudited Pro Forma Information

Had the acquisition of MDC occurred as of January 1, 2018, combined revenue and net income would have been £370,430 and £13,099, respectively, for the year ended December 31, 2018.

Pro forma adjustments to net income include acquisition accounting adjustments, including amortization and depreciation adjustments as a result of the fair value adjustments to property, plant, and equipment and acquired intangibles, and excludes acquisition related charges.

The unaudited pro forma results are not necessarily indicative of the actual results that would have occurred had the acquisition been in effect for the periods presented, nor is it intended to be projection of future results. For example, the unaudited pro forma results do not include the expected synergies from the transaction, not the related costs to achieve.

CPA GLOBAL GROUP HOLDINGS LIMITED
Notes to the Consolidated Financial Statements
(In £ thousands)
4 Accounts receivable, net of allowance for doubtful accounts

Our accounts receivable balance consists of the following as of December 31, 2019 and 2018:

	Year ended December 31,
	2019	2018
Accounts receivable	305,745	256,628
Accounts receivable allowance	(3,321)	(5,285)
Accounts receivable, net	302,424	251,343

We record an accounts receivable allowance when it is probable that the accounts receivable balance will not be collected. The amounts comprising the allowance are based upon management’s estimates and historical collection trends. The activity in our accounts receivable allowance consists of the following for the years ended December 31, 2019 and 2018, respectively:

	Year ended December 31,
	2019	2018
Balance at beginning of year	5,285	4,900
Additional provisions	2,701	1,778
Write-offs	(4,665)	(1,393)
Balance at the end of year	3,321	5,285

5 Leases
As the lessee, we currently lease real estate space and certain equipment under non-cancellable operating lease agreements. We do not include any of our renewal options in our lease terms for calculating our lease liability as the renewal options allow us to maintain operational flexibility and we are not reasonably certain we will exercise these renewal options at this time.

Operating leases are included in Operating lease right-of-use assets, Current portion of operating lease liabilities and Operating lease liabilities on our Consolidated Balance Sheets. The Company assesses its ROU asset and other lease-related assets for impairment consistent with other long-lived assets. As of December 31, 2019 and 2018, we did not record impairment related to these assets.

Our variable lease payments consist of non-lease services related to the lease and lease payments that are based on annual changes to an index. Variable lease payments are excluded from the ROU assets and lease liabilities and are recognized in the period in which the obligation for those payments is incurred. There were no material variable payments for the years ended December 31, 2019 and 2018, respectively. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term.

	Year ended December 31,
	2019	2018
Lease cost
Operating lease cost	7,136	6,168

CPA GLOBAL GROUP HOLDINGS LIMITED
Notes to the Consolidated Financial Statements
(In £ thousands)

	Year ended December 31,
	2019	2018
Other information
Operating cash flows from operating leases	6,898	5,998
Right-of-use assets obtained in exchange for operating lease obligations	11,571	3,098
Weighted-average remaining lease term - operating leases	6	7
	5%	5%

The lease liability is initially measured at the present value of lease payments discounted using the incremental borrowing rate. The incremental borrowing rate is computed using interest rate applicable to Group’s revolving credit facilities as a start point then adjusted for country & currency risk premium and tenure of lease liability.

As of December 31, 2019 and 2018, the Company did not have any leases not yet commenced but create significant rights and obligations for the company. The Company also did not have any residual value guarantees provided for its leases, and none of its leases are subject to restrictions or covenants.

There were no material future minimum sublease payments to be received under non-cancellable subleases at December 31, 2019. There was no material sublease income for the years ended December 31, 2019, and 2018, respectively.

The future aggregate minimum lease payments as of December 31, 2019 under all non-cancellable operating leases for the years noted are as follows:

Year ending December 31,
2019
2020	6,873
2021	5,436
2022	4,455
2023	4,305
2024	4,082
2025 & Thereafter	7,274
Total operating lease commitments	32,425
Imputed interest	(4,752)
Total	27,673

CPA GLOBAL GROUP HOLDINGS LIMITED
Notes to the Consolidated Financial Statements
(In £ thousands)
6 Property, Plant, and Equipment
Property, plant, and equipment consisted of the following as of December 31, 2019 and 2018:

	December 31, 2019			December 31, 2018
	Gross	Accumulated Depreciation	Net	Gross	Accumulated Depreciation	Net
Leasehold Improvements	7,369	(5,778)	1,591	6,951	(5,116)	1,835
Land and Buildings	—	—	—	826	(154)	672
Furniture, fixtures and equipment	6,613	(4,414)	2,199	5,546	(3,768)	1,778
Computer hardware	18,130	(11,876)	6,254	14,961	(11,813)	3,148
Other Tangible Assets	1,016		1,016	1,027	—	1,027
Total property, plant, and equipment	33,128	(22,068)	11,060	29,311	(20,851)	8,460

7 Identifiable Intangible Assets

Identifiable intangible assets consisted of the following as of December 31, 2019 and 2018:

	December 31, 2019			December 31, 2018
	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Finite-lived intangible assets
Computer Programs and Development Expenditure	218,120	(123,479)	94,641	171,965	(102,832)	69,133
Customer Relationships	542,502	(139,698)	402,804	261,514	(114,059)	147,455
Software	17,307	(13,506)	3,801	17,410	(12,424)	4,986
Tradenames	12,712	(4,722)	7,990	10,176	(3,439)	6,737
Internal use software	30,466	(13,200)	17,266	19,311	(8,245)	11,066
Total intangible assets	821,107	(294,605)	526,502	480,376	(240,999)	239,377

In May 2019, as a result of the ipan / Delegate acquisition, the customer relationships balance increased £283,800, internal use software balance increased £11,788, computer programs and development expenditure balance increased £7,175 and the trade names balance increased £2,566. In October 2018, as a result of the Master Data Centre Inc. Acquisition, the customer relationships balance increased £21,754, internal use software related balance increased £7,890 and technology related balance increased £996.

The weighted-average amortization period for each class of finite-lived intangible assets is as follows:

Remaining Weighted - Average Amortization Period (in years)
Computer Programs and Development Expenditure	3.7
Customer Relationships	15.3
Software	5.4
Tradenames	11.1
Internal use software	3.5

CPA GLOBAL GROUP HOLDINGS LIMITED
Notes to the Consolidated Financial Statements
(In £ thousands)

As of December 31, 2019, the estimated amortization expense for intangible assets for each of the five succeeding years and thereafter is as follows:

2020	59,590
2021	58,181
2022	55,437
2023	53,188
2024	33,639
Thereafter	254,918
Subtotal finite-lived intangible assets	514,953
Internally developed software projects in process	11,549
Total finite-lived intangible assets	526,502
Total intangible assets	526,502

8 Goodwill

The changes in the carrying amount of goodwill are as follows:

Balance as of January 1, 2018	354,340
Acquisition	59,854
Disposal	—
Impact of foreign currency fluctuations	6,615
Balance as of December 31, 2018	420,809
Acquisition	489,763
Disposal	(424)
Impact of foreign currency fluctuations	(8,763)
Balance as of December 31, 2019	901,385

CPA GLOBAL GROUP HOLDINGS LIMITED
Notes to the Consolidated Financial Statements
(In £ thousands)
9 Derivatives
The Company sells its services and finances operations in a number of countries throughout the world and, as a result, is exposed to movements in foreign currency exchange rates. To manage this exchange rate risk, the Company utilizes forward contracts. None of these contracts have been designated as hedging instruments. Changes in the fair value of the forward contracts are reported in other operating expense (income) net in the Consolidated Statements of Operations. Derivative assets are included in other current assets and derivative liabilities included in accrued expenses and other current liabilities and are presented in the tables below:

	December 31,
	2019	2018
Assets
Foreign currency forward contracts	2,404	408
	2,404	408
	December 31,
	2019	2018
Liabilities
Foreign currency forward contracts	216	1,763
	216	1,763

10 Fair Value Measurement
The fair values of the Company's financial assets and financial liabilities listed below reflect the amounts that would be received to sell the assets or paid to transfer the liabilities in an orderly transaction between market participants at the measurement date (exit price).

The Company's non-derivative financial instruments primarily include cash and cash equivalents, trade receivables, trade payables, other current receivables and payables, accruals, and short-term debt. At December 31, 2019 and 2018, the carrying value of these financial instruments approximates fair value because of the short-term maturities of these instruments.

Fair value disclosures are classified based on the fair value hierarchy. Level 1 fair value measurements represent exchange-traded securities which are valued at quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date. Level 2 fair value measurements are determined using input prices that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data. Level 3 fair value measurements are determined using unobservable inputs, such as internally developed pricing models for the asset or liability due to little or no market activity for the asset or liability.

Assets and Liabilities Measured and Recorded at Fair Value on a Recurring Basis

The Company makes recurring fair value measurements for foreign currency forward contracts (not designated as hedges) and annuities.

Foreign Currency Forward Contracts

The Company periodically enters into foreign currency contracts that are not designated as hedges as defined under ASC 815. The purpose of these derivative instruments is to help manage the Company’s exposure to foreign exchange rate risks. These contracts are initially recognized at fair value at the date the contracts are entered into and are subsequently remeasured to their fair value at the end of each reporting period. These contracts generally do not exceed 180 days in duration, and these instruments are carried as assets when the fair value is positive (Other current assets on the

CPA GLOBAL GROUP HOLDINGS LIMITED
Notes to the Consolidated Financial Statements
(In £ thousands)
Consolidated Balance Sheets), and as liabilities when the fair value is negative (Other current liabilities on the Consolidated Balance Sheets). The resulting gain or loss is recognized in profit or loss (other operating income (expense), net) immediately.

The Company assess the fair value of these instruments, considering current and anticipated movements in future interest rates and the relevant currency spot and future rates available in the market. The Company also receives and reviews third party valuation reports to corroborate our determination of fair value. Accordingly, these instruments are classified as Level 2 inputs.
Annuities

The Company has an obligation to pay certain annuities to a number of the former partners of one of the Company’s predecessors. The carrying amount of these liabilities are discounted and are subject to an annual actuarial valuation. The valuation is performed with Level 2 inputs . Key assumptions include:

(1)Inflation (RPI) - Inflation is derived by taking the difference between yields on fixed and index-linked Government bonds.
(2)Mortality rate - Current mortality rates after considering improvements based on the standard “CMI 2016” projection methodology are used for actuarial valuation.
(3)Discount rate- AA Corporate bond rate for 10 years (average duration of liabilities) has been considered.

Annuities are measured at fair value through other operating income (expense), net. The current portion of the accrual for annuity payments is recorded within accrued expenses and other current liabilities and the non-current portion is recorded within other non-current liabilities, in the Consolidated Balance Sheets.
The following table provides a summary of the Company’s assets and liabilities that were recognized at fair value on a recurring basis as at December 31, 2019 and 2018:

	December 31, 2019
Assets	Level 1	Level 2	Level 3	Total
Foreign currency forward contracts	—	2,404	—	2,404
	—	2,404	—	2,404
Liabilities
Foreign currency forward contracts	—	216	—	216
Annuities	—	4,699	—	4,699
	—	4,915	—	4,915

	December 31, 2018
Assets	Level 1	Level 2	Level 3	Total
Foreign currency forward contracts	—	408	—	408
	—	408	—	408
Liabilities
Foreign currency forward contracts	—	1,763	—	1,763
Annuities	—	4,662	—	4,662
	—	6,425	—	6,425
The Company’s long-lived assets, including goodwill, and finite-lived intangible assets subject to amortization, are measured at fair value on a non-recurring basis. These assets are measured at cost but are written-down to fair value, if necessary, as a result of impairment.

There were no transfers between Level 1 and Level 2 fair value measurements and no transfers into or out of Level 3 fair value measurements for the years ended December 31, 2019 and 2018. There were no changes in the purpose of any financial asset / liability that subsequently resulted in a different classification other than asset / liability.

CPA GLOBAL GROUP HOLDINGS LIMITED
Notes to the Consolidated Financial Statements
(In £ thousands)
11 Revenue
Disaggregated Revenue

The tables below show the Company’s disaggregated revenue for the periods presented:

	Year ended December 31,
	2019	2018
IP Transaction Processing	314,530	278,930
IP Software	55,001	43,528
IP Services	25,678	22,907
Validation	29,672	—
	424,881	345,365

The revenue above has been disclosed at a disaggregated level on the basis of financial information regularly reviewed by the Company. Refer to Note 2 - Summary of Significant Accounting Policies for additional information on the Company's revenue streams.

The aggregate amount of the transaction price allocated to the performance obligations that are unsatisfied (or partially unsatisfied) as of the end of the reporting period is materially the same as the deferred revenue disclosed. All the deferred revenue is current as at year end.

The amounts of revenue recognized in the period that were included in the opening deferred revenues balances were £194,306 and £190,673 for years ended December 31, 2019 and 2018, respectively.

Cost to acquire contracts

The Company has capitalized sales commissions and are presented as costs to acquire contracts on the Consolidated Balance Sheets. The Company has not recorded any impairments against these prepaid sales commissions.

CPA GLOBAL GROUP HOLDINGS LIMITED
Notes to the Consolidated Financial Statements
(In £ thousands)
12 Income tax expense
The Company’s income tax expenses is as follows:

	Year ended December 31,
	2019	2018
Current tax expense:
Domestic	—	—
Foreign	7,981	6,302
Total current tax expense	7,981	6,302
Deferred tax (benefit) expense:
Domestic	—	—
Foreign	(1,831)	2,846
Total deferred tax (benefit) expense	(1,831)	2,846

Income tax expense	6,150	9,148

The components of pre-tax income are as follows:

	Year ended December 31,
	2019	2018
Jersey income (loss)	62,006	(5,344)
Foreign income	16,500	29,822
Pre-tax income	78,506	24,478

Effective tax rate reconciliation table
The following is a reconciliation of the statutory income tax rate to the Company's effective income tax rate for the periods presented below:

	Year ended December 31,
	2019	2018
Income before income tax	78,507	24,478
Income tax expense at the Jersey statutory rate of 0%	—	—
Effect of:
Tax at standard statutory income tax rates of foreign jurisdictions	4,646	7,607
Non deductible interest	737	—
R&D tax concession	(1,517)	(264)
Tax withholding on dividends	389	1,470
Tax rate change	138	(3)
Other tax adjustments	1,342	1,291
Change in valuation allowance	415	(953)
Income tax expense	6,150	9,148

CPA GLOBAL GROUP HOLDINGS LIMITED
Notes to the Consolidated Financial Statements
(In £ thousands)
The tax effects of the temporary differences were as follows:

	Year ended December 31,
	2019	2018
Deferred tax assets:
Net operating loss carry forwards and tax credits	10,415	9,717
Payroll liabilities	1,511	389
Operating lease liability	4,442	3,319
Property, plant and equipment	—	292
Others	4,357	354
Total deferred tax assets	20,725	14,071
Valuation allowance	(5,087)	(5,234)
Total net deferred tax assets	15,638	8,837
Deferred tax liabilities:
Intangibles	(104,887)	(25,567)
Operating lease right of use assets	(4,442)	(3,319)
Property, plant and equipment	(472)	—
Other	(1,117)	(3,466)
Total deferred tax liabilities	(110,918)	(32,352)

Net deferred tax asset / (liability)	(95,280)	(23,515)

As a result of the company’s analysis, it was concluded that, as of December 31, 2019 and 2018, a valuation allowance of £5,087 and £5,234 should be established against the portion of the deferred tax asset attributable to certain losses. The net change in the total valuation allowance was an decrease of £147 in 2019 and a increase of £206 in 2018.

As of December 31, 2019, the Company has deferred tax on net operating loss carry forwards of approximately £9,151 (2018: £8,052). The Company has credit carry forwards related to R&D of £1,264 (2018: £1,665).

At December 31, 2019, the Company had U.K. tax loss carry forwards of £8,961, France tax loss carry forwards of £7,518, U.S. federal tax loss carry forwards of £17,450 and £2,259 for other jurisdictions. The carry forward period for US federal tax losses is twenty years for losses generated in tax years ended prior to December 31, 2017. The expiration period for these losses begins in 2036. The carry forward period for US state losses varies, and the expiration period is between 2020 and 2039. The carry forward period for all other tax losses, except to the extent of £500 for India, is indefinite.

The Company is required to assess the realization of its deferred tax assets and the need for a valuation allowance. The assessment requires judgement on the part of management with respect to benefits that could be realized from future taxable income. The valuation allowance recognised against deferred tax assets on carry forward operating losses of UK and US is £5,087 and £5,234 at December 31, 2019 and 2018, respectively, as it more likely than not that such amounts will not be fully realized.

The Company has not recognized a deferred tax liability of approximately £2,334 related to its investments in foreign subsidiaries that are essentially permanent in duration. As of December 31, 2019 the unrecognized temporary difference was approximately £18,677.

The Company has not provided income taxes and withholding taxes on the undistributed earnings of foreign subsidiaries as of December 31, 2019 since the undistributed earnings and profits are (i) previously taxed income and would not be subject to applicable jurisdiction(s) income taxes upon repatriation of those earnings, in the form of dividends (ii) they are considered to be permanently reinvested, accordingly no provision for local withholdings taxes have been provided; however, upon repatriation of those earnings, in the form of dividends, we could be subject to additional local withholding

CPA GLOBAL GROUP HOLDINGS LIMITED
Notes to the Consolidated Financial Statements
(In £ thousands)
taxes. In the normal course of business, the Company tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessments by these taxing authorities and the Company has accrued a liability when it believes it is more likely than not that the tax position claimed on tax returns will not be sustained by the taxing authorities on the technical merits of the position. Changes in the recognition of the liability are reflected in the period in which the change in judgement occurs. The Company open tax years subject to examination were 2015 through 2019, which includes the major jurisdictions in the United Kingdom, the United States, Sweden, Korea and India.

The Company accrues interest and penalties related to unrecognized tax benefits within our global operations as a component of income tax expense.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Year ended December 31,
	2019	2018
Unrecognized Tax Benefit
Beginning Balance	1,958	1,406
Increases related to prior year tax positions	—	—
Decreases related to prior year tax positions	—	—
Increases related to current year tax positions	671	503
Settlements	—	—
Lapses of statutes of limitations	—	—
Exchange difference	(33)	49
Ending Balance	2,596	1,958

13 Related parties

13(a)Parent companies and ultimate controlling party
The immediate parent company is Redtop Holdings Limited, a company registered in Jersey, Channel Islands. The ultimate parent company is Capri Acquisitions Topco Limited, a company registered in Jersey, Channel Islands. The directors consider Leonard Green & Partners to be the ultimate controlling party of Capri Acquisitions Topco Limited as they manage and advise a number of funds which collectively hold a majority of voting rights in the Capri Acquisitions Topco Limited.

13(b)Related Party Loan and Interest
As of December 31, 2019, there remains an outstanding loan to Capri Acquisitions Bidco Limited. The loan is repayable on demand. The total amount outstanding as of December 31, 2019 is £168,202, which carries an 5.8% and 2.75% interest rate and is reflected as a related party loan in the accompanying Consolidated Balance Sheets. The interest expense of £5,735 and £2,323 as of December 31, 2019 and 2018, respectively, associated with the related party loan is reflected as “Related party interest expense” on the Consolidated Statements of Operations.

	December 31,
	2019	2018
Opening balance	—	769,636
Loan obtained	164,523	—
Interest charged	5,735	2,323
Foreign exchange gain	(2,056)	(16,769)
Loan repaid by issue of equity	—	(755,190)
	168,202	—

CPA GLOBAL GROUP HOLDINGS LIMITED
Notes to the Consolidated Financial Statements
(In £ thousands)
The Company has earned £223 and £194 related to IP transaction processing revenue for the years ended December 31, 2019 and 2018, respectively. The company incurred £179 and Nil in key management fees in the years ended December 31, 2019 and 2018, respectively.

13(c)Related party receivables

The Company has outstanding receivables of £137,664 and £23,464 for the years ended December 31, 2019 and 2018, respectively. The receivables are classified as current and are collectible on demand. As part of an internal Group restructuring and merging of certain dormant holding companies it was resolved by the board of CPA Global Limited, a subsidiary of the Company, at a meeting held March 6, 2018 to waive the related party receivables of £63,179 and £24,724 from Redtop Acquisition Limited and Redtop Holdings Limited respectively.

Redtop Acquisitions Limited, in its board meeting dated 23 January 2018, transferred its following loans receivables to the company in consideration for the issue by the company of one ordinary par value share of £1 in the share capital of the company (issued at a premium equivalent to the difference between the value of the loans receivables and the par value of such share) for each of the loans receivables.

- Loan of £4,347 receivable from Computer Patent Annuities Holdings Limited, a subsidiary of the Group;
- Loan of £34,482 receivable from Computer Patent Annuities International Limited, a subsidiary of the Group.

13(d)Related party payables

The Company has outstanding payables of £61,605 and Nil for the years ended December 31, 2019 and 2018, respectively. The payables are classified as current and are payable on demand.

CPA GLOBAL GROUP HOLDINGS LIMITED
Notes to the Consolidated Financial Statements
(In £ thousands)
14 Subsequent events

On October 1, 2020 the CPA Global Group was acquired by the below mentioned subsidiaries of Clarivate Plc (“Clarivate”), a public company registered in Jersey, Channel Islands and ultimate parent company. In connection with the transaction, former CPA Global shareholders received approximately 217 million Clarivate ordinary shares, representing 35% pro forma fully diluted ownership of Clarivate.

In order to effect the transaction Redtop Holding Limited the company’s sole shareholder sold of 100% of the equity securities of the Company to Camelot UK Bidco Limited a company registered in the United Kingdom. The company immediately prior to the sale of its equity securities distributed to Redtop Holding Limited, 100% of the equity securities in CPA Global Limited and its subsidiaries. Redtop Holding Limited in turn then sold 100% of the equity securities in CPA Global Limited and its subsidiaries, to Clarivate IP (US) Holdings Corporation, a company registered in Delaware, USA.

The Company has evaluated subsequent events till October 22, 2020.